EXHIBIT 99.1

REDEMPTION NOTICE

To Holders of Warrants to Purchase Common Stock

Of Cardima, Inc. dated August 14, 2003

Cardima, Inc. (the “Company”) hereby gives notice that, pursuant to Section 18 of the warrants to purchase Common Stock of the Company dated August 14, 2003 (the “Warrants”), the Company has elected, subject to satisfaction of the Redemption Conditions (as hereinafter defined) to redeem your outstanding Warrant. The Company is giving this Redemption Notice because the “Triggering Event,” as such term is defined in Section 18 of the Warrant, has occurred. Pursuant to the terms of Section 18 of the Warrant, because this Redemption Notice is delivered prior to February 14, 2004 (the “Initial Exercise Date”), the date for such redemption (the “Redemption Date”) shall be the thirtieth (30th) day after the Initial Exercise Date and such redemption shall occur only if the following conditions (the “Redemption Conditions”) are satisfied: (i) the average Closing Price shall have been greater than or equal to $1.1328 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar events with respect to the Common Stock that occur after the date of the Securities Purchase Agreement dated August 14, 2003 (the “Purchase Agreement”)) for the fifteen (15) consecutive trading days during the period ending on the Initial Exercise Date, (ii) during the period from the Initial Exercise Date to the Redemption Date the Company shall have honored in accordance with the terms of this Warrant all Notices of Exercise delivered by the Redemption Date, (iii) during the period from the Initial Exercise Date to the Redemption Date the Registration Statement shall be effective as to shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and the prospectus thereunder available for use by the Holder for the resale of all such Warrant Shares, and (iv) during the period from the Redemption Notice Date to the Redemption Date the Common Stock shall be listed or quoted for trading on the Trading Market (as such term is defined in the Purchase Agreement). In the event the Redemption Conditions are not satisfied on or before such Redemption Date, pursuant to Section 18 of the Warrant this Redemption Notice shall be deemed rescinded without prejudice to the Company’s rights to call the Warrants for redemption at a later date. Pursuant to the terms of Section 18 of the Warrant, the Redemption Date is March 15, 2004.

Provided the Redemption Conditions are met, the Warrants automatically will be redeemed at the price of $0.001 per Warrant Share unless they are exercised between February 14, 2004 and March 15, 2004. Provided the Redemption Conditions are met, any Warrants outstanding at the close of business on March 15, 2004 will be automatically redeemed. After the close of business on the Redemption Date, the Warrants shall not be deemed outstanding, and all rights with respect to such Warrants shall cease, except the right of the Holders to receive, upon surrender of the Warrants, the monies that were payable on redemption of such Warrants.

Exercise

Provided the Redemption Conditions are met, between February 14, 2004 and the close of business on March 15, 2004, Holders of the Warrants may elect to exercise their Warrants to purchase shares of Common Stock of the Company, pursuant to Section 3 of the Warrant. Under no circumstances may the Holders exercise their Warrants prior to February 14, 2004. Holders desiring to exercise their Warrants must deliver to the Company the following items:

(1)	a properly endorsed Notice of Exercise (which is attached to the Warrant and the form of which is attached hereto as Exhibit A) duly filled in and signed;

(2)	payment of the Exercise Price (as such term is defined in the Warrant) by cash, cashier’s check or wire transfer of immediately available funds to the Company; and

(3)	the originally executed Warrant.

Provided the Redemption Conditions are met, in the event that you wish to exercise the Warrant rather than allowing it to be automatically redeemed, (i) you must send to the Company Item 1 listed above, properly completed and duly executed, prior to the close of business on March 15, 2004 and (ii) you must send to the Company Items 2 and 3 listed above, properly completed and duly executed, together with proper payment of the Exercise Price, prior to the date that is 5 Trading Days (as such terms is defined in the Purchase Agreement) after March 15, 2004. Warrants to be exercised must be surrendered (with all appropriate documentation and payment) to Cardima, Inc., 47266 Benicia Street, Fremont, California 94538, Attention: Barry Michaels, Interim Chief Financial Officer and Secretary.

If the Redemption Conditions are met, Holders of the Warrants will not be entitled to exercise their Warrants after the close of business on March 15, 2004. All Warrants not exercised by March 15, 2004 automatically will be redeemed as of that date.

Redemption

Provided the Redemption Conditions are met, Warrants to be redeemed must be surrendered for cancellation to Cardima, Inc., 47266 Benicia Street, Fremont, California 94538, Attention: Barry Michaels, Interim Chief Financial Officer and Secretary. All such Warrants must be accompanied by a properly completed and duly executed Letter of Transmittal. No payment on account of Warrants redeemed will be made prior to surrender of the Warrants.

Holders should consult their own tax advisors as to federal, state and local tax treatment applicable to them on redemption.

Any questions or requests for assistance may be directed to Sylvia Ward or Barry Michaels, Cardima, Inc., 47266 Benicia Street, Fremont, California 94538, Telephone: (510) 354-0300 or . David Lamarre, Pillsbury Winthrop, LLP, 50 Fremont Street, P.O. Box 7880, San Francisco, California, 94120-7880, Telephone: (415) 983-1000.

Dated: November 12, 2003

CARDIMA, INC.

/s/ Barry D. Michaels